 Exhibit 12

Chelsea GCA Realty Inc.
Chelsea GCA Realty Partnership L.P.
Earnings to fixed charges and combined fixed charges and preferred stock dividends

                                     Three Mos Ended            Years ended December 31
                                       March 31,         -----------------------------------------------------
                                          2000           1999         1998       1997       1996         1995
                                     ---------------     --------    -------    -------    --------    --------

Earnings to fixed charges:
Earnings:
Income from continuing operations
  before minority interest             $11,928             $47,556     $41,149    $35,155    $31,360     $30,701
Interest                                 5,637              24,208      19,978     15,447      8,818       3,129
Portion of rent expense
  representing interest                    128                 613         665        665        665         665
Amortization of loan costs                 348               1,214         822      1,014        810         759
                                      ----------           ---------   ---------  ---------  ---------  ---------
Total earnings                         $18,041             $73,591     $62,614     $52,281   $41,653     $35,254

Fixed charges:
Interest expensed                       $5,637             $24,208     $19,978     $15,447    $8,818      $3,129
Interest capitalized                     1,024               3,107       5,240       4,758     3,924       3,723
Portion of rent expense
  representing interest                    128                 613         665         665       665         665
Amortization of loan costs expensed        348               1,214         822       1,014       810         759
Amortization of loan costs capitalized      35                 121         236         333       457        1,546
                                      ----------           ---------   ---------  ---------  ---------  ---------
Total fixed charges:                    $7,172             $29,283     $26,941     $22,217   $14,674       $9,822

Ratio of earnings to fixed charges         2.5 x               2.5 x       2.3 x       2.4 x     2.8 x        3.6 x

Fixed charges and preferred stock
  dividends:
Total fixed charges                     $7,172             $29,263     $26,941     $22,217
Preferred dividends                      1,047               4,188       4,188         907
                                      ----------           ---------   ---------  ---------
Total fixed charges and preferred
  dividends:                            $8,219             $33,451     $31,129     $23,124

Ratio of earnings to combined fixed
  charges and preferred stock dividends    2.2 x               2.2 x       2.0 x       2.3 x